Consent of Micon International Limited.

We consent to the use by High Plains Uranium, Inc. in connection with its Registration Statement on Form F-1 and related prospectus, and any amendments thereto, for the registration of its Common Shares in the United States (the “Registration Statement”), of our Technical Report on the Allemand Ross, Wyoming, and Swinney Switch, Texas, Uranium Projects, dated September 2, 2005, and any amendments thereto, and all information derived from our technical report. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading “Experts.”

We hereby certify that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement derived from our report or that such disclosure contains any misrepresentation of the information contained in our report.

Micon International Limited

By: /s/ Jane Spooner
Name: Jane Spooner
Title: Principal

May 3, 2006